1. Name and Address of Reporting Person
   Hughes III, Clyde E.
   20 North Orange Avenue
   Suite 200
   Orlando, Fl 32801-
2. Issuer Name and Ticker or Trading Symbol
   Hughes Supply, Inc. (HUG)
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   01/2003
5. If Amendment, Date of Original (Month/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director                   ( ) 10% Owner
   (X) Officer (give title below) ( ) Other (specify below)
   Group President
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

TABLE I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
+------------------------------+----------+----------+---------+--------------------------+--------------+-----------+------------+
|1. Title of Security          |2. Trans- |2A.Execu- |3. Trans-|4. Securities Acquired (A)|5. Amount of  |6. Owner-  |7. Nature   |
|                              |   action |   action |   action|   or Disposed of (D)     |Securities    |   ship    |   of In-   |
|                              |   Date   |   Date   |   Code  |                          |Beneficially  |   Form:   |   direct   |
|                              |          |          |         |                          |Owned         |   Direct  |   Bene-    |
|                              |  (Month/ |  (Month/ |         |                          |Following     |   (D) or  |   ficial   |
|                              |   Day/   |   Day/   |         +-----------+---+----------+   Year       |   Indirect|   Owner-   |
|                              |   Year)  |   Year)  |         |Amount     |A/D|Price     |              |   (I)     |   ship     |
+------------------------------+----------+----------+---------+-----------+---+----------+--------------+-----------+------------+
Common Stock                                                                               59195          D
Common Stock                                                                               3400           I           Joint Tenants
Common Stock                                                                               0              I           Custodian
Common Stock                                                                               0              I           ESOP
Common Stock                                                                               0              I           IRA

TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
+----------+--------+-------+-------+---------+-----------+---------------------+----------------+----------+-------+-------+------+
|1.        |2.      |3.     |3A.    |4.       |5.         |6.                   |7.              |8.        |9.     |10.    |11.   |
|          |        |       |       |         |           |                     |                |          |Number |Owner- |      |
|          |        |       |       |         |           |                     |                |          |of     |ship   |      |
|          |        |       |       |         |           |                     |                |          |Deriv- |Form of|      |
|          |        |       |       |         |           |                     |Title and Amount|          |ative  |Deriv- |      |
|          |        |       |       |         |           |                     |of Underlying   |          |Secur- |ative  |Nature|
|          |Conver- |Trans- |Execu- |         |Number of  |                     |Securities      |          |ities  |Secur- |of    |
|          |sion or |action |tion   |         |Derivative |Date Exercisable     +-------+--------+          |Benefi-|ity:   |In-   |
|          |Exercise|Date   |Date   |         |Securities |and Expiration Date  |       |Amount  |          |cially |Direct |direct|
|          |Price of|       |       |Transac- |Acquired(A)|(Month/Day/Year)     |       |or      |          |Owned  |(D) or |Bene- |
|Title of  |Deriv-  |(Month/|(Month/|tion Code|Disposed(D)+----------+----------+       |Number  |Price of  |       |In-    |ficial|
|Derivative|ative   |Day/   |Day/   |         +-----+-----+Date Exer-|Expira-   |       |of      |Derivative|at End |direct |Owner-|
|Security  |Security|Year)  |Year)  |         |(A)  |(D)  |cisable   |tion Date |Title  |Shares  |Security  |of Year|(I)    |ship  |
+----------+--------+-------+-------+---------+-----+-----+----------+----------+-------+--------+----------+-------+-------+------+
Option      $13.5                                                     08/17/2004 Common                      15000   D
                                                                                 Stock
Option      $17.125                                                   05/16/2010 Common                      20000   D
                                                                                 Stock
Option      $32.57   08/21/2         J <F1>    6000        08/21/2003 08/21/2012 Common  6000     $32.5700   6000    D
                     002                                                         Stock
Option      $34                                                       11/21/2007 Common                      10900   D
                                                                                 Stock
Option      $35.625                                                   03/18/2008 Common                      500     D
                                                                                 Stock

Explanation of Responses:

<F1>
8/21/02 Stock Option Award to vest one-third on each of the following dates:
8/21/03, 8/21/04 and 8/21/05.

SIGNATURE OF REPORTING PERSON
/s/ Jay Clark, Assistant Secretary

DATE
03/13/2003